Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT, made as of the 15th day of July 2022, by and between PENNS WOODS BANCORP, INC. (“Penns Woods”), a Pennsylvania business corporation, and BRIAN L. KNEPP, and adult individual (“Executive”).

BACKGROUND

1. Penns Woods and Executive are presently parties to an amended and restated employment agreement, dated as of December 31, 2018 (the “Employment Agreement”).

2. Penns Woods and Executive desire to amend the Employment Agreement in certain respects as set forth herein.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Amendment to Section 2 of Employment Agreement. Section 2 of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“Titles and Duties of Executive. Executive shall perform and discharge well and faithfully such management and administrative duties as an executive officer of Penns Woods as may be assigned to him from time to time by the Board of Directors of Penns Woods, as applicable, and which are consistent with his positions set forth in the following sentence. Executive shall be employed as President and Chief Financial Officer of Penns Woods. Executive shall report directly to the Chief Executive Officer of Penns Woods. Executive shall devote his full time, attention and energies to the business of Penns Woods and its affiliated companies during the Employment Period (as defined in Section 3); provided, however, that this section shall not be construed as preventing Executive from (a) investing his personal assets in enterprises that do not compete with Penns Woods or any of its majority-owned subsidiaries (except as an investor owning less than 5% of the stock of a publicly-owned company), or (b) being involved in any civic, community or other activities with the prior approval of the Board of Directors of Penns Woods.”

2. Amendment to Section 3(a) of Employment Agreement. Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(a) This Agreement shall be for a period (the “Employment Period”) commencing on the date of this Agreement and ending on July 14, 2024; provided, however, that, commencing on July 15, 2024 and on July 15 of each succeeding year (each an “Annual Renewal Date”), the Employment Period shall be automatically extended for one (1) additional year from the applicable Annual Renewal Date, unless Penns Woods or Executive shall give written notice of nonrenewal to the other party at least sixty (60) days prior to an Annual Renewal Date, in which event this Agreement shall terminate at the end of the then existing Employment Period. Neither the expiration of the Employment Period, nor the termination of this Agreement, shall affect the enforceability of the provisions of Sections 7, 8 and 9.”

3. Amendments to Sections 3(b)(ii) and 3(b)(iii) of Employment Agreement. The references to “CFG” in Sections 3(b)(ii) and 3(b)(iii) are hereby deleted.

4. Amendment to Section 4(a) of Employment Agreement. Section 4(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“(a) Salary. During the Employment Period, Executive shall be paid a base salary at the rate of $257,500 per year, payable bi-weekly at such times as salaries are paid to other executive officers of Penns Woods. The Board of Directors of Penns Woods, or applicable Board Committee, shall review Executive’s base salary annually and may, from time to time, in its discretion increase Executive’s base salary. Any and all such increases in base salary shall be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by appropriate corporate action.”

5. Amendment of Section 4(f) of the Employment Agreement. Section 4(f) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(f)  Cellular Phone and Phone Number. In the event that Executive’s employment with Penns Woods terminates for any reason, Executive shall be permitted to retain the cellular telephone provided by the Company to Executive, including the cellular phone number. Expenses related to use of any cellular telephone retained by Executive following a termination of employment shall be paid by Executive.”

6. Amendment of Section 5(a) of the Employment Agreement. Section 5(a) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Benefits. If a Change in Control (as defined below) shall occur and concurrently therewith or during a period of twenty-four (24) months thereafter Executive’s employment hereunder is terminated by Penns Woods without Cause (other than for the reasons set forth in Section 3(d)) or by Executive with Good Reason (as defined below), Executive shall be entitled to receive a lump-sum cash payment, no later than thirty (30) days following the date of such termination, in an amount equal to two (2.0) times the sum of (i) Executive’s annual base salary then in effect (or immediately prior to any reduction resulting in a termination for Good Reason) and (ii) the average of the last three (3) annual bonuses paid to Executive. In addition, during the twenty four (24) month period following Executive’s termination of employment that is subject to this Section 6(a), Executive shall be permitted to continue participation in, and Penns Woods shall maintain the same level of contribution for, Executive’s participation in the medical/health insurance plan or program in effect with respect to Executive during the one (1) year period prior to his termination of employment, or, if Penns Woods is not permitted to provide such benefits because Executive is no longer an employee or as a result of any applicable legal requirement, Executive shall receive a dollar amount, on or within thirty (30) days following the date of termination, equal to the cost to Executive of obtaining such benefits (or substantially similar benefits).”

7. Ratification of Agreement. Except as otherwise provided in this Amendment to Employee Agreement, all terms and conditions of the Employment Agreement remain in full force and effect, and nothing contained in this Amendment to Employment Agreement shall be deemed to alter or amend any provision of the Employment Agreement except as specifically provided herein. References in the Employment Agreement to the “Agreement” shall be deemed to be references to the Agreement as amended hereby.

8. Waiver. No provision of this Amendment to Employment Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by Executive and Penns Woods. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Amendment to Employment Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

9. Assignment. This Amendment to Employment Agreement shall not be assignable by any party, except by Penns Woods to any affiliated company or to any successor in interest to its businesses.

10. Entire Agreement. This Amendment to Employment Agreement contains the entire agreement of the parties relating to the subject matter hereof.

11. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

IN WITNESS WHEREOF, the parties have executed this Amendment to Employment Agreement as of the date first above written.

PENNS WOODS BANCORP, INC.

By:	/s/ Christine M. Barto
Name: Christine M. Barto
Title: Senior Vice President/Chief Human Resource Officer

(“Penns Woods”)

/s/ Brian L. Knepp
Brian L. Knepp

(“Executive”)

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